Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

RECORD EARNINGS FOR FIRST QUARTER 2017

QUAKERTOWN, PA (April 25, 2017) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the first quarter of 2017 of $2,860,000, or $0.83 per share on a diluted basis, compared to net income of $2,265,000, or $0.67 per share on a diluted basis, for the same period in 2016.

Total assets as of March 31, 2017 were $1,089,007,000 compared with $1,063,141,000 at December 31, 2016. Loans receivable at March 31, 2017 were $659,039,000 compared with $633,079,000 at December 31, 2016, an increase of $25,960,000, or 4.1%.  Total deposits at March 31, 2017 were $942,891,000, increasing $29,536,000, or 3.2%, compared with $913,355,000 at December 31, 2016.

“We are pleased with our record-setting earnings in first quarter 2017 with net income and earnings per share growing 26.3% and 23.9%, respectively,” said David W. Freeman, President and Chief Executive Officer.  “The loan, deposit, and household growth we saw in 2016 was sustained during first quarter 2017. Asset quality remains strong.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2017 totaled $7,880,000, an increase of $759,000, or 10.7%, from the same period in 2016. The net interest margin for the first quarter of 2017 was 3.22% compared to 3.14% for the first quarter 2016.  The increase in margin was due to $416,000 of interest collected at payoff on a non-accrual loan. Without the additional interest recognized, the net interest margin would have been 3.05% compared with 2.97% for the fourth quarter of 2016.

The yield on earning assets was 3.71% for the first quarter 2017.  Excluding the additional interest income referenced above, the yield on earning assets was 3.55%, a seven basis point decline when compared with the first quarter of 2016.  The cost of interest-bearing liabilities was 0.60% for the first quarter ended March 31, 2017, compared with 0.58% for the same period in 2016.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $300,000 provision for loan losses in the first quarter of 2017 compared with $125,000 in the first quarter 2016.  QNB's allowance for loan losses of $7,719,000 represents 1.17% of loans receivable at March 31, 2017 compared to $7,394,000, or 1.17% of loans receivable at December 31, 2016, and $7,556,000, or 1.26% of loans receivable at March 31, 2016. Net loan recoveries were $25,000 for the first quarter of 2017, or -0.02% annualized of total average loans, compared with net charge-offs of $123,000, or 0.08% annualized of total average loans for the first quarter of 2016.

Non-performing assets totaled $13,446,000 as of March 31, 2017, compared with $14,219,000 as of December 31, 2016, and $12,765,000 as of March 31, 2016. Included in this classification are non-performing loans and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $11,023,000, or 1.67% of loans receivable at March 31, 2017, compared with $11,938,000, or 1.89% of loans receivable at December 31, 2016, and $10,110,000, or 1.68% of loans receivable at March 31, 2016. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At March 31, 2017, $8,077,000, or approximately 84% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful, which includes non-performing loans, improved. At March 31, 2017, substandard or doubtful loans totaled $18,267,000, a reduction of $3,937,000, or 17.7%, from the $22,204,000 reported at December 31, 2016 and a decrease of $7,703,000, or 29.7%, from the $25,970,000 reported at March 31, 2016.

Non-Interest Income

Total non-interest income was $1,990,000 for the first quarter of 2017, an increase of $414,000, or 26.3%, compared with the same period in 2016.  Increases in non-interest income comprise; net gains on investment securities, which more than doubled, from $319,000 in first quarter 2016 to $749,000 for the same period in 2017; ATM and debit card income, up $29,000, or 7.5%, to $417,000; other non-interest income also increasing $29,000, or 12.4%, to $262,000 for the quarter, primarily due to increased credit card fees, letter of credit fees, title insurance income, and sale of checks to depositors; and fees for services to customers, up $9,000, or 2.3%, to $392,000 for the quarter ended March 31, 2017 compared to the same period in 2016, due primarily to an increase in overdraft income.

These increases in non-interest income were offset in part by a $67,000, or 39.4%, decrease in retail brokerage and advisory income to $103,000 for the first quarter 2017, and a $17,000, or 50%, decrease in trading portfolio gains.

Non-Interest Expense

Total non-interest expense was $5,588,000 for the first quarter of 2017, increasing slightly from $5,519,000 for the same period in 2016. Salaries and benefits expense increased $32,000, or 1.0%, to $3,086,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $106,000, or 4.1%, to $2,702,000 during the first quarter 2017 compared to the same period in 2016, while medical premiums and post-retirement life insurance declined $42,000 and $35,000, respectively.  Net occupancy and furniture and equipment expense increased $14,000, or 1.6%, to $880,000 for the first quarter 2017, with maintenance cost increases of $30,000 partially offset by a $16,000 decrease in leasehold and equipment depreciation expense.  Other non-interest expense increased $23,000, or 1.4%, when comparing first quarter 2017 with first quarter 2016, with a reduction in foreclosure expense as the primary contributor.  Provision for income taxes increased $334,000, or 42.4%, to $1,122,000 in the first quarter 2017 due to increased pre-tax income and a higher effective tax rate. The effective tax rate for the first quarters of 2017 and 2016 was 28.2% and 25.8%, respectively. The increase in the effective rate for 2017 reflects lower proportionate tax-free income for the first quarter of 2017 compared to the same period in 2016.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Assets	$1,089,007	$1,063,141	$1,071,931	$1,030,238	$1,004,552
Cash and cash equivalents	20,542	10,721	69,428	57,949	32,138
Investment securities
Trading	2,358	3,596	4,312	3,459	4,006
Available-for-sale	382,296	390,475	368,834	344,253	345,118
Held-to-maturity	-	-	147	147	147
Loans held-for-sale	903	789	456	184	90
Loans receivable	659,039	633,079	608,231	604,478	601,686
Allowance for loan losses	(7,719)	(7,394)	(7,593)	(7,550)	(7,556)
Net loans	651,320	625,684	600,638	596,928	594,130
Deposits	942,891	913,355	926,712	893,285	865,360
Demand, non-interest bearing	121,778	119,010	105,029	117,650	105,660
Interest-bearing demand, money market and savings	594,646	568,763	593,307	547,262	532,597
Time	226,467	225,582	228,376	228,373	227,103
Short-term borrowings	45,265	52,660	41,179	36,693	40,426
Shareholders' equity	96,043	93,567	97,996	97,207	94,955

Asset Quality Data (Period End)
Non-accrual loans	$9,598	$10,119	$8,237	$8,685	$8,834
Loans past due 90 days or more and still accruing	-	-	150	65	8
Restructured loans	1,425	1,819	1,149	1,433	1,268
Non-performing loans	11,023	11,938	9,536	10,183	10,110
Non-accrual pooled trust preferred securities	2,423	2,281	2,275	2,400	2,655
Non-performing assets	$13,446	$14,219	$11,811	$12,583	$12,765

Allowance for loan losses	$7,719	$7,394	$7,593	$7,550	$7,556

Non-performing loans / Loans excluding held-for-sale	1.67%	1.89%	1.57%	1.68%	1.68%
Non-performing assets / Assets	1.23%	1.34%	1.10%	1.22%	1.27%
Allowance for loan losses / Loans excluding held-for-sale	1.17%	1.17%	1.25%	1.25%	1.26%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16

Interest income	$9,136	$8,486	$8,287	$8,184	$8,280
Interest expense	1,256	1,207	1,202	1,165	1,159
Net interest income	7,880	7,279	7,085	7,019	7,121
Provision for (credit to) loan losses	300	(95)	-	-	125
Net interest income after provision for loan losses	7,580	7,374	7,085	7,019	6,996
Non-interest income:
Fees for services to customers	392	416	425	397	383
ATM and debit card	417	422	419	422	388
Retail brokerage and advisory income	103	178	129	126	170
Net gain on investment securities available-for-sale	749	24	316	15	319
Net gain (loss) from trading activity	17	(87)	(39)	52	34
Net gain (loss) on sale of loans	50	(166)	143	71	49
Other	262	286	251	291	233
Total non-interest income	1,990	1,073	1,644	1,374	1,576
Non-interest expense:
Salaries and employee benefits	3,086	2,897	3,072	2,988	3,054
Net occupancy and furniture and equipment	880	896	875	866	866
Other	1,622	1,642	1,669	1,739	1,599
Total non-interest expense	5,588	5,435	5,616	5,593	5,519
Income before income taxes	3,982	3,012	3,113	2,800	3,053
Provision for income taxes	1,122	743	821	702	788
Net income	$2,860	$2,269	$2,292	$2,098	$2,265

Share and Per Share Data:
Net income - basic	$0.84	$0.67	$0.68	$0.62	$0.67
Net income - diluted	$0.83	$0.66	$0.67	$0.62	$0.67
Book value	$28.04	$27.43	$28.82	$28.66	$28.08
Cash dividends	$0.31	$0.30	$0.30	$0.30	$0.30
Average common shares outstanding - basic	3,415,065	3,402,479	3,391,471	3,383,109	3,369,782
Average common shares outstanding - diluted	3,429,230	3,416,117	3,404,039	3,391,875	3,377,936

Selected Ratios:
Return on average assets	1.08%	0.85%	0.86%	0.84%	0.91%
Return on average shareholders' equity	11.76%	9.34%	9.57%	9.01%	9.88%
Net interest margin (tax equivalent)	3.22%	2.97%	2.93%	3.08%	3.14%
Efficiency ratio (tax equivalent)	54.48%	62.17%	61.49%	63.52%	60.43%
Average shareholders' equity to total average assets	9.17%	9.10%	9.04%	9.30%	9.21%
Net loan charge-offs (recoveries)	$(25)	$104	$(43)	$6	$123
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.02%	0.07%	-0.03%	0.00%	0.08%

Balance Sheet (Average)
Assets	$1,075,904	$1,061,980	$1,054,001	$1,007,036	$1,001,189
Investment securities (Trading, AFS & HTM)	392,681	386,374	351,102	342,132	357,428
Loans receivable	643,690	615,853	602,645	600,761	600,808
Deposits	912,354	919,623	916,366	871,379	862,239
Shareholders' equity	98,629	96,660	95,255	93,688	92,251